EXHIBIT 99.1

            Dayton Superior Reports First Quarter Results

    DAYTON, Ohio--(BUSINESS WIRE)--May 2, 2007--Dayton Superior Corporation (NASDAQ:DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, reported today the following results for its first quarter ended March 31, 2007, compared with results for the similar period of 2006:

    -- Net sales were $99 million, down slightly from $101 million in 2006 as harsh weather curtailed first quarter construction activity in many markets;

    -- Gross profit increased by $2.9 million to $29 million or 11%, as costs were reduced and pricing improved;

    -- Net loss of $8 million, or 45 cents per share, improved from $9 million, or 92 cents per share.

    Eric R. Zimmerman, Dayton Superior's President and Chief Executive Officer, said, "We are devoting a great deal of attention to improving gross margins and customer service, and the results are evident in our improved first quarter financial results. The latest F.W. Dodge reports confirm our own indications that conditions are improving following severe weather that restricted construction activity in many regions this winter, following a mild winter in 2006. Additional confirmation of our market strength is seen in construction employment, as, apart from homebuilding, it is expanding nicely. We are well prepared to benefit both from seasonal trends and the upturn in demand from new infrastructure and commercial construction projects. We will continue to improve our customer service and our cost structure, with a goal of improving our earnings while building on our leading position in the non-residential markets. We are encouraged by our first quarter results and excited about the potential 2007 holds."

    Sales of Dayton Superior's products were $80 million, a decrease of 4% from the first quarter of 2006. Unit volume was lower due to the weather, but partially offset by higher sales prices.

    Revenues from rentals of concrete forming and shoring equipment were $15 million, up 10%, the result of an improving rental market and better positioning of the fleet. Sales of used rental equipment sales were down slightly.

    Gross profit on product sales was $20 million, or 25% of sales, compared with $18 million and 21% in the first quarter of 2006. Higher sales prices and improvements in operating costs, including freight expense, were principal factors. Gross profit on rental revenue was $6 million, compared with $5 million in the first quarter of 2006.

    Depreciation on rental equipment was $4 million in both periods. Rental gross profit before depreciation was $10 million in the quarter, or 72% of revenue. This is an 11% increase from $9 million, or 71% of revenue in the first quarter of 2006, resulting from increased rental revenue and higher utilization compared to 2006. As a percentage of sales, gross profit on the sales of used rental equipment for the first quarter of 2007 was slightly better than in the first quarter of 2006.

    Selling, general, and administrative expenses increased to $25 million in the recent quarter from $24 million for the first quarter of 2006. The increase was due to increased sales and engineering headcount, salary increases, and distribution center lease costs.

    Stock compensation expense, a non-cash expense, was $1 million in the first quarter of 2007 and is related to the continued vesting of restricted common stock in connection with our initial public offering in December 2006. Proceeds from the IPO were used in part to pay down our revolving credit facility, which led to a $1 million reduction in interest expense from last year's first quarter, to $11 million.

    The Company has scheduled a conference call at 11:00 a.m. EDT, Thursday, May 3, 2007 to discuss the first quarter results. The conference call can be accessed by dialing 1-866-244-4630. A replay of the call will be available from 7:00 p.m. EDT on Thursday, May 3, 2007 through 11:59 p.m. EDT on Thursday, May 17, 2007 by calling
1-888-266-2081 and entering reservation #1071260.

    Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

    -- depressed or fluctuating market conditions for our products and services;

    --  operating restrictions imposed by our existing debt;

    --  increased raw material costs and operating expenses;

    -- our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;

    -- the competitive nature of our industry in general, as well as our specific market areas;

    -- changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business.

    This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

                     Dayton Superior Corporation
                 Summary Income Statement, Unaudited
           (amounts in thousands, except per share amounts)

                                     For the three months ended:
                                 March 30, 2007      March 31, 2006
                                Amount  % of Sales  Amount  % of Sales
                               -------- ---------- -------- ----------

Product Sales                  $80,176       81.0% $83,224       82.1%
Rental Revenue                  14,573       14.7%  13,263       13.1%
Used Rental Equipment Sales      4,273        4.3%   4,844        4.8%
                               -------- ---------- -------- ----------
  Net Sales                     99,022      100.0% 101,331      100.0%
                               -------- ---------- -------- ----------

Product Cost of Sales           60,432       75.4%  65,482       78.7%
Rental Cost of Sales             8,093       55.5%   7,939       59.9%
Used Rental Equipment Cost of
 Sales                           1,126       26.4%   1,417       29.3%
                               -------- ---------- -------- ----------
    Cost of Sales               69,651       70.3%  74,838       73.9%
                               -------- ---------- -------- ----------

Product Gross Profit            19,744       24.6%  17,742       21.3%
Rental Gross Profit              6,480       44.5%   5,324       40.1%
Used Rental Equipment Gross
 Profit                          3,147       73.6%   3,427       70.7%
                               -------- ---------- -------- ----------
    Gross Profit                29,371       29.7%  26,493       26.1%

Selling, General &
 Administrative (SG&A)          25,153       25.4%  23,600       23.3%
                               -------- ---------- -------- ----------
Gross Profit Less SG&A(1)        4,218        4.3%   2,893        2.8%

Facility Closing and Severance
 Expenses                          368        0.4%     251        0.2%
Stock Compensation Expense         659        0.7%      26       ----
(Gain) Loss on Disposals of
 Property, Plant, and
 Equipment                          83        0.1%    (669)     (0.7%)
Amortization of Intangibles         46       ----      151        0.2%
                               -------- ---------- -------- ----------
Income from Operations           3,062        3.1%   3,134        3.1%

Interest Expense, net           11,050       11.2%  12,137       12.0%
Other Expense (Income)             112        0.1%     (52)     (0.1%)
                               -------- ---------- -------- ----------
Loss Before Income Taxes        (8,100)     (8.2%)  (8,951)     (8.8%)
Provision for Income Taxes          59       ----      124        0.2%
                               -------- ---------- -------- ----------
Net Loss                       $(8,159)     (8.2%) $(9,075)     (9.0%)
                               ======== ========== ======== ==========

Weighted Average Shares
 Outstanding                    18,209               9,917
                               --------            --------
Basic and Diluted Net Loss Per
 Share                          $(0.45)             $(0.92)
                               ========            ========

Rental Depreciation             $3,984              $4,089
Other Depreciation               1,863               1,455
                               --------            --------
Total Depreciation              $5,847              $5,544
                               ========            ========
Rental Gross Profit Without
 Depreciation                   10,464       71.8%   9,413       71.0%

(1) Gross Profit Less SG&A is calculated and reconciled to Gross Profit ($29,371 and $26,493, respectively, for the three months ended March 30, 2007 and March 31, 2006) by subtracting SG&A expenses ($25,153 and $23,600, respectively, for the three months ended March 30, 2007 and March 31, 2006) from Gross Profit.

                     Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)

                                                   As of:
                                      March 30, 2007 December 31, 2006
Summary Balance Sheet:
Cash                                             $-           $26,813
Accounts Receivable, Net                     69,072            71,548
Inventories                                  70,464            58,396
Other Current Assets                          8,636             6,227
                                      -------------- -----------------
Total Current Assets                        148,172           162,984

Rental Equipment, Net                        67,235            63,766
Property & Equipment, Net                    47,722            45,697
Goodwill & Other Assets                      48,991            49,188
                                      -------------- -----------------
Total Assets                               $312,120          $321,635
                                      ============== =================

Current Portion of Long-Term Debt            $3,051            $2,551
Accounts Payable                             33,976            40,883
Other Current Liabilities                    32,623            38,195
                                      -------------- -----------------
Total Current Liabilities                    69,650            81,629

Revolving Credit Facility                     6,950                 -
Other Long-Term Debt                        320,291           319,899
Other Long-Term Liabilities                  20,773            21,651
                                      -------------- -----------------
Total Liabilities                           417,664           423,179
                                      -------------- -----------------
Stockholders' Deficit                      (105,544)         (101,544)
                                      -------------- -----------------
Total Liabilities & Stockholders'
 Deficit                                   $312,120          $321,635
                                      ============== =================

                     Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)

                                          For the three months ended:
                                         March 30, 2007 March 31, 2006

Net Loss                                       $(8,159)       $(9,075)
Non-Cash Adjustments to Net Loss                 4,721          2,863
Changes in Assets and Liabilities              (21,376)       (13,773)
                                         -------------- --------------
Net Cash Used in Operating Activities          (24,814)       (19,985)
                                         -------------- --------------

Property, Plant and Equipment Additions,
 Net                                            (5,031)        (1,744)
Rental Equipment Additions, Net                 (4,755)          (946)
                                         -------------- --------------
Net Cash Used in Investing Activities           (9,786)        (2,690)
                                         -------------- --------------

Net Borrowings Under Revolving Credit
 Facility                                        6,950         23,500
Repayments of Other Long-Term Debt                (207)          (799)
Financing Costs Incurred                          (594)             -
Issuance of Shares of Common Stock                 731              -
Net Change in Loans to Stockholders                831             (9)
                                         -------------- --------------
Net Cash Provided By Financing Activities        7,711         22,692
                                         -------------- --------------

Other, Net                                          76            (17)
                                         -------------- --------------
Net Decrease in Cash                          $(26,813)            $-
                                         ============== ==============


    CONTACT: Dayton Superior Corporation, Dayton
             Edward J. Puisis, Executive Vice President & CFO
             937-428-7172
             Fax: 937-428-9115